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                                                                  EXHIBIT (99.1)

 INSURANCE AUTO AUCTIONS ANNOUNCES INVESTMENT BY VALUEACT CAPITAL PARTNERS, L.P.



         Schaumburg, Illinois, February 16, 2001 - Insurance Auto Auctions, Inc. (Nasdaq: IAAI), a leading provider of automotive salvage and claims processing services in the United States, today announced that ValueAct Capital Partners, L.P. purchased approximately 1,667,000 shares of its common stock from another shareholder in a private transaction. The completion of that transaction increases ValueAct Capital's total holdings to 1,924,457 shares of common stock or approximately 16.8% of IAA's common stock outstanding.

         As a result of the transaction, ValueAct Capital asked for representation on the Company's board of directors, and the Company has agreed to elect two of ValueAct Capital's representatives to the Board. Peter H. Kamin and Jeffrey W. Ubben will fill the vacancies left after the recent resignations of Thomas O'Malia, Chairman of the Board, and Christopher J. Knowles. Joseph Mazzella, an existing director, was elected the new Chairman of the Board.

         The Company's CEO, Thomas O'Brien, stated, "We welcome ValueAct Capital's long-term view of the Company and I look forward to working closely with Peter Kamin and Jeff Ubben on the board. We also would like to thank Chris and Tom for their valuable service and effort over the last few years." Peter Kamin, one of the ValueAct Capital principals, stated "We have made this investment because of our confidence in Tom O'Brien's ability. We believe in the long term value of the Company and are excited to be actively involved in the Company." The Company has entered into a shareholder agreement with ValueAct Capital.

         As a result of these changes to the board, the Company also postponed its conference call with analysts and investors originally scheduled for February 14, 2001. As Mr. O'Brien stated, "we would like to review and receive input from our new directors on our strategic plan and potential restructuring charges." The Company will announce a new date for its conference call when it will release its fourth quarter 2000 earnings.

         ValueAct Capital is an investment partnership focused primarily on making a limited number of investments in small capitalization public companies.

ABOUT INSURANCE AUTO AUCTIONS, INC.

         Insurance Auto Auctions, Inc., founded in 1982, a leader in automotive total loss and specialty salvage services in the United States, provides insurance companies with cost-effective, turnkey solutions to process and sell total-loss and recovered-theft vehicles. The Company currently has 56 auction sites across the United States.

         This press release contains forward-looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking information. In some cases, you can identify




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forward-looking statements by our use of words such as "may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, potential or contingent," the negative of these terms or other similar expressions. The Company's actual results could differ materially from those discussed or implied herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company's annual report, Form 10-K for the fiscal year ended December 31, 1999 and the Company's quarterly reports on Form 10-Q for the quarter ended June 30, 2000 and September 30, 2000. Among these risks are: conducting business pursuant to the purchase agreement method of sale; fluctuations in the actual cash value of salvage vehicles; the ability to successfully renegotiate existing purchase agreement contracts; the quality and quantity of inventory available from suppliers; the ability to pass through increased towing costs; that vehicle processing time will improve; that the Company's towing business will reach forecasted levels of profitability; legislative or regulatory acts, changes in the market value of salvage; competition; the availability of suitable acquisition candidates; the ability to bring new facilities to expected earnings targets and the dependence on key insurance company suppliers.

         For additional information regarding Insurance Auto Auctions free of charge via fax, dial 800-PRO-INFO and use the Company's stock symbol, "IAAI."

         Additional information about Insurance Auto Auctions, Inc. is available on the World Wide Web at www.iaai.com.

         CONTACT: Steve Green, Chief Financial Officer of Insurance Auto Auctions, 847-839-4156; or General, Jeff Wilhoit, 312-640-6757, Media, Tim Grace, 312-274-2240, both of The Financial Relations Board.





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